Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Four Seasons Education (Cayman) Inc. on Form S-8 (File No. 333-224308) of our report dated June 28, 2023 with respect to our audits of the consolidated financial statements of Four Seasons Education (Cayman) Inc. as of February 28, 2023 and 2022 and for the years ended February 28, 2023 and 2022, which report is included in this Annual Report on Form 20-F of Four Seasons Education (Cayman) Inc. for the year ended February 28, 2023.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

(Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

June 28, 2023